Exhibit 14.1

Code of Business Conduct and Ethics

CORPORATE GOVERNANCE

Adopted October 1, 2008

I. Statement of Policy

This Code of Business Conduct and Ethics (the “Code”) summarizes the legal, ethical and regulatory standards that the Company must follow and is a reminder to our directors, officers and employees of the seriousness of that commitment. This Code has been adopted by the Board of Directors of Jammin Java Corp. (the “Company”) to promote honest and ethical conduct, proper disclosure of financial information in the Company's periodic reports, and compliance with applicable laws, rules, and regulations by the Company's Employees who have financial responsibilities. As used in this Code, the term Employees means executives and all managers, including but not limited to the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Vice Presidents, other executive officers, directors, controller, other similar positions hereafter created and filled, including all positions that involve accounting or financial reporting responsibilities or related disclosure responsibilities. The Code should also be provided to and followed by all of the Company’s agents and representatives, including its consultants, to the same extent required of directors, certain of its officers and employees of the Company.

Our business is becoming increasingly complex, both in terms of the geographies in which we function and the laws with which we must comply. To help our Employees understand what is expected of them and to carry out their responsibilities, we have created this Code of Business Conduct and Ethics. While this Code covers a wide range of business practices and procedures, it is not intended to be a comprehensive guide to all of our policies or to all of your responsibilities under the applicable laws or regulations. Rather, this Code sets out basic principles to help you resolve the ethical and legal issues that you may encounter in conducting our business. As such, this Code functions as a guideline, or a minimum requirement, that must always be followed.

We expect each of our Employees to read and become familiar with the ethical standards described in this Code. Violations of the law, our corporate policies or this Code may lead to disciplinary action, including termination of employment or service with the Company.

 II. We Insist on Honest and Ethical Conduct

We place the highest value on the integrity of our Employees, and demand this level of integrity in all our dealings. We insist on not only ethical dealings with others, but on the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

 Competition and Fair Dealing

All Employees are required to deal honestly and fairly with our customers, suppliers, competitors, other employees and other third parties. We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair practice, and our Employees should be diligent in preventing or terminating any such activity by the employees reporting to them.

 Conflicts of Interest; Corporate Opportunities

Our Employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of the Company. A conflict of interest occurs when an individual’s private interest interferes in any way or may appear to interfere with the interests of the Company as a whole. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives an improper personal benefit as a result of his or her position with the Company. It may be a conflict of interest for a director, officer or employee to work simultaneously for a competitor, customer or supplier. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

In addition, without limiting the generality of this Code’s prohibition on conflicts of interest by Employees, examples of conflicts of interest include, but are not limited to:

• Accepting, directly or indirectly, gifts, loans, services or entertainment of more than nominal value, from  a competitor, customer, supplier, or other party doing or seeking to do business with the Company;

• Acquiring any interest or asset of any kind for the purpose of selling or leasing it to the Company; and

• Doing business with close relatives on behalf of the Company unless authorized after the relationship has been fully disclosed.

Employees must notify the Chairman of our Audit Committee of the existence of any actual or potential conflict of interest including any actual or potential conflicts of interest involving their subordinate employees of which they become aware. The Audit Committee may make a determination that a particular transaction or relationship will not result in a conflict of interest covered by this policy. Any waivers of this policy may only be approved by the Board of Directors or the Audit Committee. If you are not sure whether a potential matter constitutes a conflict of interest, please contact the Chairman of our Audit Committee who will assist you in the determination or refer you to the Company’s outside counsel.

Confidentiality

Our Employees are entrusted with our confidential information and with the confidential information of our suppliers, customers or other business partners. This information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed, and may include (a) technical or scientific information about current and future products, services or research, (b) business or marketing plans or projections, (c) earnings and other internal financial data, (d) personnel information, (e) supply and customer lists and (f) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our suppliers, customers or other business partners. This information is our property, or the property of our suppliers, customers or business partners, and in many cases was developed at great expense.

Our Employees must maintain the confidentiality of confidential information entrusted to them by the Company, its suppliers, customers or other business partners, except when disclosure is authorized by the Board of Directors, or general counsel, if such position is hereafter filled, or is otherwise required by applicable laws or regulations. This obligation to preserve confidential information continues even after your appointment and/or employment, as applicable, ends. In connection with this obligation, you may have executed a confidentiality agreement when you began employment with the Company. Please see your confidentiality agreement, if any, and the Company’s employee handbook for further information regarding your responsibilities in this area.

Protection and Proper Use of Corporation Assets

All Employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy, could be illegal and may result in civil or even criminal penalties.

Corporate Opportunities

Employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee may use corporate property, information or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

III. Provide Full, Fair, Accurate, Timely and Understandable Disclosure

We are committed to providing our stockholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with the Securities and Exchange Commission. You must take all steps available to assist the Company in these responsibilities. To this end, our Employees shall:

• Not make false or misleading entries in our books and records for any reason;

• Notify our Chief Financial Officer or accountant if they become aware of an unreported or questionable transaction;

• Maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

• Prohibit the establishment of any undisclosed or unrecorded funds or assets;

• Maintain a system of internal controls that will provide reasonable assurances to our management that material information about the Company is made known to management, particularly during the periods in which our periodic reports are being prepared; and

• Present information in a clear and orderly manner and avoid the use of unnecessary legal and financial language in our periodic reports.

 IV. Special Ethical Obligations for Employees with Financial Reporting Responsibilities

• In performing their duties, our Employees must adhere to and advocate to the best of their ability the following principles governing their professional and ethical conduct:

• Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

• Comply with all applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies applicable to the performance of his or her duties with the Company;

• Comply with the Company’s established accounting procedures, system of internal controls and generally accepted accounting principles;

• Promptly disclose to the Audit Committee any significant deficiencies in the design or operation of the Company’s internal controls impacting the collection and reporting of financial data and any fraud involving management or other employees who play a significant role in the Company’s internal controls; and

• Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, governmental agencies, including the Securities and Exchange Commission, and in other public communications made by the Company.

V. Compliance with all Laws, Rules and Regulations

We are committed to full compliance with the laws and regulations of the cities, states and countries in which we operate, including, but not limited to:

• Conducting our activities in full compliance with all applicable environmental laws;

• Prohibiting any illegal payments, gifts or gratuities to any government or government employee;

• Prohibiting the unauthorized use, reproduction, or distribution of any third party’s trade secrets, copyrighted information or confidential information; and

• Complying with all applicable securities laws.

Our Employees who have access to material, nonpublic information about the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except in the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.

Any Employee who violates the law or this Code may be subject to immediate disciplinary action, including possible termination of employment or affiliation with the Company.

VI. Compliance Procedures; Reporting Violations; and Effect of Violations

Compliance with this Code, first and foremost, is the individual responsibility of every Employee. We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution.

Reporting Violations and Questions

Employees must promptly report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to the Chairman of the Audit Committee. Any questions or violation reports will be addressed immediately and seriously.

No Retaliation; Internal Investigation

We will not allow any retaliation against an Employee who acts in good faith in reporting any violation. When an alleged violation of the Code is reported, we shall take prompt and appropriate action in accordance with the law and regulations otherwise consistent with good business practices. Our Audit Committee will investigate any reported violations and will determine an appropriate response, including corrective action and preventative measures, involving the Chief Executive Officer when required. All reports will be treated confidentially to every extent possible.

Consequences of a Violation

Employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or immediate discharge.

At Will Employment

Nothing in this Code shall confer upon employees any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary of the Company employing or retaining the employee) or of the employee, which rights are hereby expressly reserved by each, to terminate the employee’s service with the Company at any time for any reason, with or without cause.

VII. Waivers of the Code of Ethics

Any waiver of this Code for Employees may be made only by the Board of Directors, or the Audit Committee and will be promptly disclosed as required by law. Requests for waivers must be made in writing to the Board of Directors or the Audit Committee prior to the occurrence of the violation of the Code.

Adopted as of October 1, 2008

Purpose

This policy establishes the standards and procedures to ensure that accounting and audit related complaints handling complies with management’s and the audit committee’s objectives.

Whistleblower procedures should be updated and consistent with the Sarbanes-Oxley Act of 2002 – Section 301.4 – concerning procedures for making complaints about accounting and auditing directly to the Audit Committee. The procedures facilitate access for employees and related parties to reach the audit committee.

Scope

The policy applies to all offices and subsidiaries of the Company.

Procedures

A. Responsibilities of Audit Committee With Respect to Specified Complaints

1.      The Audit Committee shall receive, retain, investigate and act on complaints and concerns of employees regarding questionable accounting, internal accounting controls and auditing matters, including those regarding the circumvention or attempted circumvention of internal accounting controls or that would otherwise constitute a violation of the Company’s accounting policies (an “Accounting Allegation”).

2.      At the discretion of the Audit Committee, responsibilities of the Audit Committee created by these procedures may be delegated to any member of the Audit Committee or to a subcommittee of the Audit Committee.

B. Procedures for Receiving Accounting Allegations

1.      Any Accounting Allegation that is made directly to management, whether openly, confidentially or anonymously, shall be promptly reported to the Audit Committee.

2.      Each Accounting Allegation forwarded to the Audit Committee by management and each Accounting Allegation that is made directly to the Audit Committee, whether openly, confidentially or anonymously, shall be reviewed by the Audit Committee, who may, in their discretion, consult with any member of management or employee whom they believe would have appropriate expertise or information to assist the Audit Committee. The Audit Committee shall determine whether the Audit Committee or management should investigate the Accounting Allegation, taking into account the considerations set forth in Section C below.

(a)    If the Audit Committee determines that management should investigate the Accounting Allegation, the Audit Committee will notify the Company’s management in writing of that conclusion. Management shall thereafter promptly investigate the Accounting Allegation and shall report the results of its investigation, in writing, to the Audit Committee. Management shall be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results.

(b)    If the Audit Committee determines that it should investigate the Accounting Allegation, the Audit Committee shall promptly determine what professional assistance, if any, it needs in order to conduct the investigation. The Audit Committee shall be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results.

C. Considerations Relative to Whether the Audit Committee or Management Should Investigate an Accounting Allegation

In determining whether management or the Audit Committee should investigate an Accounting Allegation, the Audit Committee shall consider, among any other factors that are appropriate under the circumstances, the following:

1.      Who is the alleged wrongdoer? If an executive officer, senior financial officer or other high management official is alleged to have engaged in wrongdoing, that factor alone may militate in favor of the Audit Committee conducting the investigation.

2.      How serious is the alleged wrongdoing? The more serious the alleged wrongdoing, the more appropriate that the Audit Committee should undertake the investigation. If the alleged wrongdoing would constitute a crime involving the integrity of the financial statements of the Company, that factor alone may militate in favor of the Audit Committee conducting the investigation.

3.      How credible is the allegation of wrongdoing? The more credible the allegation, the more appropriate that the Audit Committee should undertake the investigation. In assessing credibility, the Audit Committee should consider all facts surrounding the allegation, including but not limited to whether similar allegations have been made in the press or by analysts.

D. Protection of Whistleblowers

Consistent with the policies of the Company, the Audit Committee shall not retaliate, and shall not tolerate any retaliation by management or any other person or group, directly or indirectly, against anyone who, in good faith, makes an Accounting Allegation or provides assistance to the Audit Committee, management or any other person or group, including any governmental, regulatory or law enforcement body, investigating an Accounting Allegation. The Audit Committee shall not reveal the identity of any person who makes a good faith Accounting Allegation and who asks that his or her identity as the person who made such Accounting Allegation remain confidential and shall not make any effort, or tolerate any effort made by any other person or group, to ascertain the identity of any person who makes a good faith Accounting Allegation anonymously.

E. Records

The Audit Committee shall retain for a period of seven years all records relating to any Accounting Allegation and to the investigation of any such Accounting Allegation.

F. Procedures for Making Complaints

In addition to any other avenue available to an employee, any employee may report to the Audit Committee openly, confidentially or anonymously any Accounting Allegation. Accounting Allegations can be made in writing to ANH TRAN – CEO, at info@jamminjavacoffee.com.